UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  Form 8-K
                               CURRENT REPORT

                       Pursuant to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934

              Date of Report  (Date of earliest event reported)

                            August 27, 1998

                            BB&T Corporation
            (Exact name of registrant as specified on its charter)

                      Commission file number:  1-10853

         North Carolina                                    56-0939887
    (State of Incorporation)             (I.R.S.  Employer Identification No.)

       200 West Second Street
    Winston-Salem, North Carolina                            27101
(Address of principal executive offices)                   (Zip Code)

                               (336) 733-2000
              (Registrant's telephone number, including area code)

This Form 8-K has 3 pages. The sequential numbering of the pages is indicated in the lower right hand corner.

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ITEM 5.   OTHER EVENTS

          The purpose of this Current Report on Form 8-K is to announce that BB&T Corporation ("BB&T") has executed a definitive agreement to acquire MainStreet Financial Corporation ("MainStreet"), of Martinsville, Virginia.

EXHIBIT INDEX

Exhibit 99.1 Announcement to acquire MainStreet Financial Corporation.

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     BB&T  Corporation  ("BB&T")  announced  on August  27,  1998,  that it will
acquire  MainStreet  Financial   Corporation   ("MainStreet")  of  Martinsville,
Virginia. The transaction will be effected through the exchange of 1.18 shares of BB&T common stock for each share of MainStreet common stock. Based on BB&T's closing price of $32.94 per share on Tuesday, August 25, 1998, the transaction has a value of $38.87 per MainStreet common share, or $554.3 million. The
acquisition  will  significantly   increase  BB&T's  presence  in  Virginia  and
metropolitan Washington, D.C.

         The transaction, approved by the Boards of Directors of BB&T and MainStreet, will be accounted for as a pooling of interests.

     Management projects that annual cost savings of approximately $15 million, or 30% of MainStreet's expense base, will be realized after full integration of MainStreet's operations into BB&T. It is currently estimated that approximately $13 million in one-time charges will be incurred in conjunction with completing the merger. Management projects the acquisition will be accretive to BB&T's earnings per share in the first year after consummation.

      MainStreet, with approximately $2 billion in assets, is the parent company of 11 community banks located in markets in southwestern, central and northern Virginia and metropolitan Washington, D.C., including Richmond, Lynchburg, McLean, Arlington and College Park, Maryland. It operates 46 banking offices in Virginia and three banking offices in Maryland. MainStreet's common stock is traded on the NASDAQ National Market System under the trading symbol MSBC.

      The acquisition, which is subject to the approval of the shareholders of MainStreet and regulatory authorities, is expected to be completed in the first quarter of 1999.

      BB&T, a multi-bank holding company with $32.1 billion in assets, operates 512 banking offices in the Carolinas, Virginia, Maryland and Washington, D.C. BB&T common stock is listed on the New York Stock Exchange under the trading symbol BBK.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                BB&T CORPORATION
                                  (Registrant)

                                           By:   /S/ SHERRY A. KELLETT

                                Sherry A. Kellett
                       Senior Executive Vice President and
                    Controller (Principal Accounting Officer)

Date: August 27, 1998